News Release

Firsthand Technology Value Fund Closes Investment in
Skyline Solar

San Jose, CA, November 8, 2011 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) announced that it has made a direct investment in Skyline Solar, Inc., a manufacturer of concentrated photovoltaic (CPV) systems for utility-scale electricity generation.

“Cost is everything when it comes to solar,” noted Kevin Landis, portfolio manager for Firsthand Technology Value Fund. “We believe Skyline Solar’s unique approach gives the company the opportunity to become a low-cost leader in the utility-scale PV market.”

Skyline recently broke ground on the largest CPV plant in Latin America, located in Durango, Mexico. The company has also been selected by the U.S. Department of Defense for the deployment of systems at two domestic military bases.

Firsthand joins NEA and other leading venture capital and strategic investors in supporting Skyline. More information about the company, its products, and its investors can be found at www.skyline-solar.com.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. (the “Fund”) is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained.

Contact:

Phil Mosakowski
SiVest Group, Inc.
(408) 624-9526
vc@firsthandtvf.com